RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-189888

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement

Subject to Completion:
Dated August 5, 2014

Pricing Supplement Dated August __, 2014 to the Product
Prospectus Supplement No. CCCY-3, dated August 5, 2014, and
the Prospectus Supplement and Prospectus, Each Dated July 23,
2013
$ __________ Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, due March 2, 2016 Royal Bank of Canada

Royal Bank of Canada is offering the Contingent Coupon Callable Yield Notes (the “Notes”) linked to the worst performing of three equity indices (each, a “Reference Index” and collectively, the “Reference Indices”).

The Notes will pay a quarterly Contingent Coupon at the rate of at least 8.50% per annum (to be determined on the trade date) if the closing level of each Reference Index is greater than or equal to its Coupon Barrier on the applicable Observation Date. Investors may not receive the quarterly Contingent Coupon for one or more quarterly periods during the term of the Notes.

The CUSIP number for the Notes is 78010UR74.

Reference Indices	Initial Levels	Coupon Barriers	Barrier Levels
S&P 500® Index (“SPX”)	[●]	75% of the Initial Level	75% of the Initial Level
Russell 2000® Index (“RTY”)	[●]	75% of the Initial Level	75% of the Initial Level
EURO STOXX® Index (“SX5E”)	[●]	75% of the Initial Level	75% of the Initial Level

The Notes may be called, at our discretion, on any interest payment date on or after December 2, 2014, if we provide notice at least three business days before that interest payment date.  The Call Price will be 100% of the principal amount, plus any Contingent Coupon otherwise due on the Notes.

At maturity, in addition to any Contingent Coupon otherwise due on the Notes, we will pay the principal amount of the Notes, unless the Final Level of any of the Reference Indices is less than its respective Barrier Level set forth above.

If the Final Level of any Reference Index is less than its Barrier Level, then you will receive at maturity, instead of the principal amount, an amount of cash that will be less than the principal amount, based upon the percentage decrease of the Worst Performing Reference Index. In addition, you will not receive the final Contingent Coupon.  Investors could lose some or all of their investment at maturity if there has been a decline in the level of any Reference Index.

Any payments on the Notes are subject to our credit risk.

Issue Date: August 29, 2014

Maturity Date: March 2, 2016

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-4 of the product prospectus supplement, on page S-1 of the prospectus supplement, and “Selected Risk Considerations” beginning on page P7 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

If the Notes priced on the date of this terms supplement, the underwriting discount to be received by Barclays Capital, Inc. (“BCI”) would be approximately $15.00 per $1,000 in principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes as of the date of this terms supplement is $970.30 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the trade date, which will not be less than $950.30 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC (“RBCCM”) or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC	Barclays Capital, Inc.

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus. As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series F

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Trade Date:	August 26, 2014

Issue Date:	August 29, 2014

CUSIP:	78010UR74

Valuation Date:	February 26, 2016

Contingent Coupon:
The Notes will pay a quarterly Contingent Coupon if the closing level of each Reference Index is greater than or equal to its Coupon Barrier on the applicable Observation Date.

The Contingent Coupon will be paid at the rate of at least 8.50% per annum (to be determined on the trade date), subject to early redemption.  Each Contingent Coupon, if payable, will be in equal installments of at least $21.25 per $1,000 (to be determined on the trade date) in principal amount of the Notes.

You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Observation Dates:	November 26, 2014, February 26, 2015, May 26, 2015, August 26, 2015, November 27, 2015, and February 26, 2016. We also refer to February 26, 2016 as the “Valuation Date.”

Interest Payment Dates:	December 2, 2014, March 3, 2015, May 29, 2015, August 31, 2015, December 2, 2015, and March 2, 2016. We also refer to March 2, 2016 as the “Maturity Date.”

Early Redemption:
Royal Bank may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the price set forth below on any interest payment date during the term of the Notes, beginning on the interest payment date scheduled to occur on December 2, 2014, provided Royal Bank gives at least three business days’ prior written notice to the trustee.

Early Redemption Price:	100% of the principal amount, plus any Contingent Coupon otherwise due on the Notes.

Initial Level:	For each Reference Index, the applicable closing level on the trade date.

Final Level:	The closing level of the applicable Reference Index on the Valuation Date.

Barrier Level:	For each Reference Index, 75% of its Initial Level.

Coupon Barrier:	For each Reference Index, 75% of its Initial Level.

Payment at Maturity:
If the Notes are held to maturity, and:

•      If, on the Valuation Date, the Final Level of each Reference Index is at or above its Barrier Level, then the investor will receive a cash payment equal to the principal amount, plus any Contingent Coupon otherwise due on the Notes.
•      If, on the Valuation Date, the Final Level of any Reference Index is below its Barrier Level, then the investor will receive a cash payment equal to:
Principal Amount + (Principal Amount x Percentage Change of the Worst Performing
                          Reference Index)
In this case, you will not receive the final Contingent Coupon, and you will lose all or a portion of the principal amount of the Notes.

Worst Performing Reference Index:	The Reference Index which has the lowest Percentage Change.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P2

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

Percentage Change:	For each Reference Index, an amount, expressed as a percentage, equal to:

Maturity Date:	March 2, 2016, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if the Final Level of any Reference Index is less than its Barrier Level.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid contingent income-bearing derivative contract linked to the Reference Indices for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2 and P3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P3

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated August 5, 2014, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and in the product prospectus supplement dated August 5, 2014, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated August 5, 2014:
http://www.sec.gov/Archives/edgar/data/1000275/000121465914005603/c84140424b5.htm

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P4

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

HYPOTHETICAL RETURNS

The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (excluding the final Contingent Coupon, if payable) for a hypothetical range of performance for the Worst Performing Reference Index, assuming an Initial Level for that Reference Index of 100.00, a Barrier Level of 75.00 and an initial investment of $1,000, and assuming the Notes are not called prior to maturity.  Hypothetical Final Levels are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Levels on the Valuation Date.  The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount.  If the Notes are called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable interest payment date, for each $1,000 principal amount, $1,000 plus any Contingent Coupon otherwise due on the Notes to but excluding the call payment date.

We make no representation or warranty as to which of the Reference Indices will be the Worst Performing Reference Index.  It is possible that the Final Level of each Reference Index will be less than its Initial Level.

Hypothetical Final Level	Payment at Maturity as Percentage of Principal Amount	Cash Payment Amount per $1,000 in Principal Amount
130.00	100.00%	$1,000.00
120.00	100.00%	$1,000.00
110.00	100.00%	$1,000.00
100.00	100.00%	$1,000.00
85.00	100.00%	$1,000.00
75.00	100.00%	$1,000.00
74.99	74.99%	$749.90
65.00	65.00%	$650.00
55.00	55.00%	$550.00
50.00	50.00%	$500.00
25.00	25.00%	$250.00
0.00	0.00%	$0.00

RBC Capital Markets, LLC	Barclays Capital, Inc.
P5

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated, assuming the Notes have not been called.

Example 1: The level of the Worst Performing Reference Index increases by 25% from the Initial Level of 100.00 to the Final Level of 125.00.  Because the level of the Worst Performing Reference Index is greater than the Barrier Level of 75.00, the investor receives at maturity, in addition to any Contingent Coupon otherwise due on the Notes, a cash payment of $1,000.00 per Note, despite the 25% appreciation in the level of the Worst Performing Reference Index.

Example 2: The level of the Worst Performing Reference Index decreases by 15% from the Initial Level of 100.00 to the Final Level of 85.00.  Because the level of the Worst Performing Reference Index is greater than the Barrier Level of 75.00, the investor receives at maturity, in addition to any Contingent Coupon otherwise due on the Notes, a cash payment of $1,000.00 per Note, despite the 15% decline in the level of the Worst Performing Reference Index.

Example 3: The level of the Worst Performing Reference Index is 50.00 on the Valuation Date, which is less than the Barrier Level of 75.00.  Because the level of the Worst Performing Reference Index is less than the Barrier Level of 75.00 on the Valuation Date, the final Contingent Coupon will not be payable on the Maturity Date, and we will pay only $500.00 for each $1,000.00 in the principal amount of the Notes.

The Payments at Maturity shown above are entirely hypothetical; they are based on levels of the Reference Indices that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Index.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P6

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Indices.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the level of the Worst Performing Reference Index.  You will lose one percent of the principal amount of your Notes for each one percent that the Worst Performing Reference Index has declined if the Final Level of the Worst Performing Reference Index is less than its Barrier Level.

•
Your Payment at Maturity May Be Determined Solely by Reference to the Worst Performing Reference Index Even if the Other Reference Indices Perform Better — If the Final Level of one of the Reference Indices is less than its applicable Barrier Level, your Payment at Maturity will be determined by reference to the performance of the Worst Performing Reference Index.  Even if the Final Levels of the other Reference Indices have increased compared to their Initial Levels, or have experienced a decrease that is less than that of the Worst Performing Reference Index, your return will only be determined by reference to the performance of the Worst Performing Reference Index, regardless of the performance of the other Reference Indices.

•
You May Not Receive any Contingent Coupons — We will not necessarily make any coupon payments on the Notes.  If the closing level of any Reference Index is less than its Coupon Barrier on an Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing level of any Reference Index is less than its Coupon Barrier on each Observation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if the Final Level of the Worst Performing Reference Index is less than its Barrier Level, we will not pay the final Contingent Coupon on the Maturity Date, and you will incur a loss of principal.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Return Is Limited by the Early Redemption Feature and the Contingent Coupon Payments — The return potential of the Notes is limited to the return represented by the Contingent Coupon, regardless of any appreciation of the Reference Indices. Further, if the Notes are redeemed early, you will not receive any additional Contingent Coupons in respect of any subsequent interest payment dates. Since the Notes could be called as early as September 18, 2014, the total return on the Notes could be minimal. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Indices.

•
Reinvestment Risk — If we elect to redeem the Notes early, the term of the Notes may be as short as approximately three months. You may be unable to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are redeemed prior to the Maturity Date. We will be more likely to redeem the Notes if the expected payments of the Notes exceed the return reflected by our senior debt instruments with a comparable maturity.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the Contingent Coupons, if payable, and the amount due on the Maturity Date is dependent upon Royal Bank’s ability to repay its obligations on the applicable payment dates.  This will be the case even if the levels of the Reference Indices increase after the date on which their Initial Levels are determined.  No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P7

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the prices or levels of the Reference Indices, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Prior to Maturity, the Value of the Notes Will Be Influenced by Many Unpredictable Factors — Many economic and market factors will influence the value of the Notes.  We expect that, generally, the closing price or closing level of each Reference Index on any day will affect the value of the Notes more than any other single factor.  However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the value of the Reference Indices. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

o	the levels of the Reference Indices;

o	whether the level of one or more of the Reference Indices is below the Coupon Barrier or the Barrier Level;

o	the expected volatility of the Reference Indices;

o	the time to maturity of the Notes;

o	the dividend rate on the equity securities represented by the Reference Indices;

o	interest and yield rates in the market generally, as well as in the markets of the equity securities represented by the Reference Indices;

o
economic, financial, political, regulatory or judicial events that affect the Reference Indices or the equity securities represented by the Reference Indices or stock markets generally, and which may affect the levels of the Reference Indices on any Observation Date;

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the equity securities represented by the SX5E are traded; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to sell your Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your Notes at a substantial discount from the principal amount if the market value of the Reference Indices is at, below or not sufficiently above their Initial Levels, the Coupon Barrier or the Trigger Level.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P8

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

•
The Business Activities of Royal Bank, BCI or their Respective Affiliates May Create Conflicts of Interest — We, BCI and our respective affiliates expect to engage in trading activities related to the securities represented by the Reference Indices that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we, BCI and our respective affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the levels of the Reference Indices, could be adverse to the interests of the holders of the Notes.  We, BCI, and one or more of our respective affiliates may, at present or in the future, engage in business with the securities represented by the Reference Indices, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we, BCI and our respective affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Indices or securities represented by the Reference Indices.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us, BCI, or one or more of our respective affiliates may affect the levels of the Reference Indices, and, therefore, the market value of the Notes.

•
Market Disruption Events and Adjustments — The Payment at Maturity, each Observation Date and the Valuation Date are subject to adjustment as to each Reference Index as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events—Reference Indices that Are Equity Indices” in the product prospectus supplement.

Risks Relating to the Reference Indices

•
Owning the Notes Is Not the Same as Owning Shares of the Securities Represented by the Reference Indices — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the securities represented by the Reference Indices. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Indices may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Indices — In the ordinary course of their business, our affiliates may have expressed views on expected movement in the Reference Indices or the equity securities that they represent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Index may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Indices from multiple sources, and you should not rely solely on views expressed by our affiliates.

•
An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets — The securities represented by the SX5E have been issued by non-U.S. companies.  An investment in notes linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P9

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

•
Changes that Affect an Index Will Affect the Market Value of the Notes and the Payments on the Notes — The policies of the sponsor of each of the Reference Indices concerning the calculation of the applicable index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amounts payable on the Notes at maturity, and the market value of the Notes prior to maturity.  The amounts payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the Notes.

•
We Have No Affiliation with any Index Sponsor and Will Not Be Responsible for any Actions Taken by an Index Sponsor — No index sponsor is an affiliate of ours or will be involved in the offering of the Notes in any way.  Consequently, we have no control of the actions of any index sponsor, including any actions of the type that might impact the value of the Notes.  No index sponsor has any obligation of any sort with respect to the Notes.  Thus, no index sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.  None of our proceeds from the issuance of the Notes will be delivered to any index sponsor.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P10

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

CANADIAN FEDERAL INCOME TAX INFORMATION

For a discussion of certain Canadian federal income tax considerations of investing in the Notes, please see the discussion in the prospectus dated July 23, 2013, under “Tax Consequences—Canadian Taxation.”

RBC Capital Markets, LLC	Barclays Capital, Inc.
P11

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

INFORMATION REGARDING THE REFERENCE INDICES

All disclosures contained in this terms supplement regarding the Reference Indices, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of S&P Dow Jones Indices LLC, Russell Investments (“Russell”) and STOXX Limited (“STOXX” and together with S&P and STOXX, the “Index Publishers”). Each of the Index Publishers has no obligation to continue to sponsor or publish, and may discontinue sponsorship or publication of, the respective Reference Index. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance, sponsorship or publication of any Reference Index, or any successor.

The SPX

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On June 30, 2014, the average market capitalization of the companies included in the SPX was $36.81 billion. As of that date, the largest component of the SPX had a market capitalization of $560.34 billion, and the smallest component of the SPX had a market capitalization of $3.77 billion.

S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of August 1, 2014, indicated in parentheses: Information Technology (19.4%); Financials (16.0%); Health Care (13.5%); Consumer Discretionary (11.8%); Energy (10.6%); Industrials (10.2%); Consumer Staples (9.4%); Materials (3.5%); Utilities (3.0%); and Telecommunication Services (2.5%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the SPX to achieve the objectives stated above.

S&P calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While S&P currently employs the following methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P12

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance of the SPX

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P13

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The SPX is a product of S&P and/or its affiliates and has been licensed for use by us.

The Notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes.  There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns.  S&P and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500®INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500®INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P14

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

The RTY

Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the RTY.  The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by Russell without regard to the Notes.

Selection of Stocks Underlying the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”).  Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  Russell uses the average of two years of assets or revenues data to reduce potential turnover.  If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the RTY is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies.  Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday.  In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P15

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Notes.

Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this terms supplement or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to Royal Bank or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P16

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

The SX5E

The SX5E was created by STOXX Limited and SIX Swiss Exchange AG.  Publication of the SX5E began in February 1998, based on an initial level of 1,000 at December 31, 1991.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Dow Jones EURO STOXX Total Market Index.

Index Composition and Maintenance

For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index.  If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list.  All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list.  The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.”  The SX5E components are monitored for any changes based on the monthly selection list ranking.  A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list.  The highest-ranked stock that is not an index component will replace it.  Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.”  All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The SX5E is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the SX5E

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the SX5E value can be expressed as follows:

SX5E =	Free float market capitalization of the SX5E	x 1,000
Adjusted base date market capitalization of the SX5E

The “free float market capitalization of the SX5E” is equal to the sum of the products of the closing price, number of shares outstanding, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P17

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.

The license agreement between us and STOXX requires that the following language be stated in this document:

STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.  STOXX does not:

•	sponsor, endorse, sell, or promote the Notes;

•	recommend that any person invest in the Notes offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;

•	have any responsibility or liability for the administration, management, or marketing of the Notes; or

•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.

STOXX will not have any liability in connection with the Notes.  Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

•	the accuracy or completeness of the SX5E and its data;

•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P18

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

USE OF PROCEEDS AND HEDGING

In anticipation of the sale of the Notes, we expect to enter into hedging transactions with one or more of our affiliates, involving purchases of the securities represented by the Reference Indices and/or listed and/or over-the-counter derivative instruments related to any of those securities or the Reference Indices prior to or on the Trade Date.  From time to time, including around the time of each Observation Date and the Maturity Date, we, RBCCM, and our other affiliates may enter into additional hedging transactions or unwind those that we or they have entered into.  In this regard, we, RBCCM, and our other affiliates may:

•	acquire or dispose of investments relating to the Reference Indices;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the Reference Indices; or

•	any combination of the above two.

We, RBCCM and our other affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We, RBCCM and our other affiliates may close out our or their hedges on or before any Observation Date.  That step may involve sales or purchases of the securities represented by the Reference Indices or over-the-counter derivative instruments linked to the Reference Indices.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P19

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

 HISTORICAL INFORMATION

The graphs below set forth the information relating to the historical performance of the Reference Indices.  In addition, below the graphs are tables setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Indices.  The information provided in these tables is for the four calendar quarters of 2010, 2011, 2012, and 2013, for the first and second calendar quarters of 2014, and for the period from July 1, 2014 to August 4, 2014.

We obtained the information regarding the historical performance of the Reference Indices in the graphs and the tables below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Reference Index should not be taken as an indication of its future performance, and no assurance can be given as to the levels of the Reference Indices at any time. We cannot give you assurance that the performance of the Reference Indices will result in any positive return on your initial investment.

The SPX

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Index	Low Intra-Day Level of the Reference Index	Period-End Closing Level of the Reference Index

1/1/2010	3/31/2010	1,180.69	1,044.50	1,169.43
4/1/2010	6/30/2010	1,219.80	1,028.33	1,030.71
7/1/2010	9/30/2010	1,157.16	1,010.91	1,141.20
10/1/2010	12/31/2010	1,262.60	1,131.87	1,257.64

1/1/2011	3/31/2011	1,344.07	1,249.05	1,325.83
4/1/2011	6/30/2011	1,370.58	1,258.07	1,320.64
7/1/2011	9/30/2011	1,356.48	1,101.54	1,131.42
10/1/2011	12/31/2011	1,292.66	1,074.77	1,257.60

1/1/2012	3/31/2012	1,419.15	1,258.86	1,408.47
4/1/2012	6/30/2012	1,422.38	1,266.74	1,362.16
7/1/2012	9/27/2012	1,474.51	1,325.41	1,440.67
10/1/2012	12/31/2012	1,470.96	1,343.35	1,426.19

1/1/2013	3/31/2013	1,570.28	1,426.19	1,569.19
4/1/2013	6/30/2013	1,687.18	1,536.03	1,606.28
7/1/2013	9/30/2013	1,729.86	1,604.57	1,681.55
10/1/2013	12/31/2013	1,849.44	1,646.47	1,848.36

1/1/2014	3/31/2014	1,883.97	1,737.92	1,872.34
4/1/2014	6/30/2014	1,968.17	1,814.36	1,960.23
7/1/2014	8/4/2014	1,991.39	1,916.37	1,938.99

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P20

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

The RTY

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Index	Low Intra-Day Level of the Reference Index	Period-End Closing Level of the Reference Index

1/1/2010	3/31/2010	693.320	580.490	678.643
4/1/2010	6/30/2010	745.950	607.300	609.486
7/1/2010	9/30/2010	678.900	587.600	676.139
10/1/2010	12/31/2010	793.280	669.430	783.647

1/1/2011	3/31/2011	843.730	771.710	843.549
4/1/2011	6/30/2011	868.570	772.620	827.429
7/1/2011	9/30/2011	860.370	634.710	644.156
10/1/2011	12/31/2011	769.460	601.710	740.916

1/1/2012	3/31/2012	847.920	736.780	830.301
4/1/2012	6/30/2012	841.060	729.750	798.487
7/1/2012	9/27/2012	868.500	765.050	837.450
10/1/2012	12/31/2012	853.570	763.550	849.350

1/1/2013	3/31/2013	954.000	849.330	951.542
4/1/2013	6/30/2013	1,008.230	898.400	977.475
7/1/2013	9/30/2013	1,082.000	981.300	1,073.786
10/1/2013	12/31/2013	1,167.960	1,037.860	1,163.637

1/1/2014	3/31/2014	1,212.823	1,082.717	1,173.038
4/1/2014	6/30/2014	1,193.964	1,082.531	1,192.964
7/1/2014	8/4/2014	1,213.550	1,107.310	1,124.820

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P21

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

The SX5E

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Index	Low Intra-Day Level of the Reference Index	Period-End Closing Level of the Reference Index

1/1/2010	3/31/2010	3,044.37	2,617.77	2,931.16
4/1/2010	6/30/2010	3,027.14	2,448.10	2,573.32
7/1/2010	9/30/2010	2,849.45	2,502.50	2,747.90
10/1/2010	12/31/2010	2,902.80	2,635.08	2,792.82

1/1/2011	3/31/2011	3,077.24	2,717.74	2,910.91
4/1/2011	6/30/2011	3,029.68	2,692.95	2,848.53
7/1/2011	9/30/2011	2,887.30	1,935.89	2,179.66
10/1/2011	12/31/2011	2,506.22	2,054.98	2,316.55

1/1/2012	3/31/2012	2,611.42	2,279.73	2,477.28
4/1/2012	6/30/2012	2,509.93	2,050.16	2,264.72
7/1/2012	9/27/2012	2,604.77	2,142.46	2,454.26
10/1/2012	12/31/2012	2,668.23	2,427.32	2,635.93

1/1/2013	3/31/2013	2,754.80	2,563.64	2,624.02
4/1/2013	6/30/2013	2,851.48	2,494.54	2,602.59
7/1/2013	9/30/2013	2,955.47	2,539.15	2,893.15
10/1/2013	12/31/2013	3,116.23	2,891.39	3,109.00

1/1/2014	3/31/2014	3,185.68	2,944.13	3,161.60
4/1/2014	6/30/2014	3,325.50	3,083.43	3,228.24
7/1/2014	8/4/2014	3,289.82	3,061.85	3,070.46

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P22

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Three Equity Indices, Due March 2, 2016

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on August 29, 2014, which is the third (3rd) business day following the trade date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of each of the Reference Indices.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Indices, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the trade date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P23